
                                                                                       Exhibit 11.1

                             ADEPT TECHNOLOGY, INC.
                Statement of Computation of Net Income Per Share
                      (in thousands, except per share data)
                                   (unaudited)


                                                                        Year Ended June 30,
                                                            --------------------------------------------
                                                             1997               1996               1995
                                                            ------             ------             -------

Net income                                                  $2,757             $5,777             $  925
                                                            ======             ======             ======

Weighted average common stock outstanding                    8,062              7,009              5,661

Weighted average common stock equivalent shares                380                700                647

Shares related to SAB No. 55, 64, and 83                      --                   24                 97
                                                            ------             ------             ------
Shares used to compute net income per share                  8,442              7,733              6,405
                                                            ======             ======             ======

Net income per common share                                 $  .33             $  .75             $  .14
                                                            ======             ======             ======
